FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-11

November 13, 2015

Supplement to the Free Writing Prospectus dated November 9, 2015

$820,603,933

(Approximate Mortgage Pool Balance)

$758,032,000

(Offered Certificates)

GS Mortgage Securities Trust 2015-GS1

As Issuing Entity

GS Mortgage Securities Corporation II

As Depositor

Commercial Mortgage Pass-Through Certificates

Series 2015-GS1

Goldman Sachs Mortgage Company

Cantor Commercial Real Estate Lending, L.P.

As Sponsors

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The securities offered by these materials are being offered when, as and if issued. In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials. If we determine that a condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-191331) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., Cantor Fitzgerald & Co., Drexel Hamilton, LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Goldman, Sachs & Co.
Lead Manager and Sole Bookrunner
Cantor Fitzgerald & Co.	Drexel Hamilton
Co-Managers

The Free Writing Prospectus dated November 9, 2014 (the “Free Writing Prospectus”) is hereby updated as set forth below. The information in this supplement dated November 13, 2015 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus. Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus. In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Collateral Update

The following paragraph is added to page 156 of the Free Writing Prospectus:

•	With respect to the Mortgage Loan identified on Annex A to this free writing prospectus as Element LA, representing approximately 8.5% of the Initial Pool Balance, the sole tenant, Riot Games, has a right of first refusal in connection with a contemplated sale of the Mortgaged Property. The right of first refusal is not exercisable in connection with any foreclosure or deed in lieu of foreclosure.

The following paragraph is added to page E-2-1 of the Free Writing Prospectus:

(6) Permitted Liens; Title Insurance	Element LA (Loan No. 4)	Riot Games, the sole tenant, has a right of first refusal in connection with a contemplated sale of the Mortgaged Property. The right of first refusal is not exercisable in connection with any foreclosure or deed in lieu of foreclosure.